EXHIBIT 10(f)

                                SUPPORT AGREEMENT


This Agreement ("Agreement"), to be effective as of October 1,2002, is entered into among Great American Insurance Company, Gai Warranty Company, Gai Warranty Company of Florida (hereinafter collectively referred to as "Great American") and Warrantech Corporation, Wcps of Florida, Inc., Warrantech Consumer Product Services, Inc., Warrantech Home Assurance Company, Warrantech Home Service Company, Warrantech Automotive of Florida, Inc., Vemeco, Inc., and Warrantech Automotive, Inc. (hereinafter collectively referred to as "Warrantech").

WHEREAS, Great American and Warrantech have previously entered into two separate Administrative Agreements, one dated February 11, 2000 (the "Consumer Products Agreement"), as amended, and another dated July 26, 2000 (the "Vehicle Service Contract Agreement" and, collectively, with the Consumer Products Agreement, the "Service Agreements"), as amended, pursuant to which Great American provides certain insurance products and services to Warrantech related to warranty programs sold and managed by Warrantech for motor vehicles and other types of consumer products;

WHEREAS, certain circumstances have arisen, including, but not limited to, the Chapter 11 reorganization proceeding of Reliance Group Holdings, Inc. and the liquidation of Reliance Insurance Company, causing Warrantech to have previously unanticipated cash needs in order to fund claims payments for warranty claims previously reimbursed by Reliance Insurance Company's subsidiary, Reliance Warranty Company ("Reliance Warranty");

WHEREAS, Warrantech desires to make provisions to prevent future unanticipated cash needs as a result of the possible liquidation of Reliance Warranty;

WHEREAS, in exchange for certain financial accommodations more fully set forth herein, Great American has agreed to modify the existing Service Agreements in order to alleviate the short-term cash needs of Warrantech.

NOW, THEREFORE, the parties do hereby agree as follows:

RECITALS.

The recitals set forth above are an integral part of this Agreement and are hereby restated as if fully rewritten herein.

RISK FEE REMITTANCE.

Notwithstanding anything to the contrary in the Service Agreements, Warrantech shall remit all payments from retailers and dealers to which Great American is entitled (less Warrantech's administrative fees, agent commissions and any other fees or monies due Warrantech) (the "Risk Fees") no later than the 25th day of the SECOND month after which those Risk Fees were collected by Warrantech (e.g., Risk Fees collected in January shall be payable to Great American by no later than the 25th of March). These terms represent a thirty (30) day extension (the "Extension Period") compared to the terms of payment set forth in the Service Agreements. Warrantech hereby agrees that during the Extension Period all Risk Fees not paid to Great American by the 25th day after the first month after which those Risk Fees were collected by Warrantech shall bear interest at the rate of 3% per annum, calculated on a daily basis. Interest on the Risk Fees during the Extension Period shall begin accruing commencing September 1, 2002.

LINE OF CREDIT.

In addition to the extended terms for remittance of Risk Fees under Paragraph 2 above, Great American may make available to Warrantech, in Great American's reasonable commercial discretion, for Warrantech's short-term use (to mean a repayment period of twelve (12) months or less), an amount not to exceed the lesser of: (a) $3 million, or (b) 33% of the Risk Fees collected by Warrantech during the prior rolling three (3) month period. Such sums shall be made available to Warrantech through further extensions of the payment terms with respect to Risk Fees. The availability of such funds shall be in the sole reasonable commercial discretion of Great American and must be preapproved in writing by Great American. Warrantech acknowledges that the availability under this Paragraph 3 shall be for unexpected cash needs on a short-term basis only.

Any extended payment terms made pursuant to this Paragraph 3 shall accrue interest computed daily on the average daily balance based on the per annum prime rate as of the last business day of the prior month as reported in the Wall Street Journal plus 2.0%. Notwithstanding the above, the per annum interest rate for amount outstanding under this Paragraph 3 shall never be less than 7.0% nor shall the interest rate exceed 11.0%. All advances under this Paragraph 3 shall be payable in full no later than the termination of this Agreement pursuant to Paragraph 9. Great American may, at its discretion, grant an extension of repayment upon reasonable request in writing from Warrantech, for the payment of advances under this Paragraph 3.

RELIANCE WARRANTY COMPANY.

Great American is currently negotiating with Reliance Warranty Company to acquire certain assets and liabilities associated with business written through Warrantech (the "RWC Transaction"). Upon consummation of the RWC Transaction, Warrantech shall indemnify Great American for any losses it incurs as a result of the assumption of liabilities from Reliance Warranty relating to service contracts and warranties sold by or on behalf of Warrantech or Butler Financial Solutions LLC ("Butler") and administered by Warrantech; provided, however, Warrantech and/or Butler has a legal obligation to pay or is otherwise liable for such liabilities. Notwithstanding the foregoing, the indemnity provided for hereunder shall only apply to (i) losses incurred by Great American after application of the Reliance Net Proceeds received from Reliance Warranty and interest/investment income thereon and (ii) shall not apply to losses incurred as a result of Great American's bad faith, willful misconduct or gross negligence. "Reliance Net Proceeds" shall mean all proceeds received from Reliance Warranty pursuant to the RWC Transaction less (i) $50,000 and (ii) 10% of such proceeds. Great American agrees that is shall use the Reliance Net Proceeds solely to pay Reliance Warranty claims that Warrantech and/or Butler have a legal obligation to pay (the "Warrantech Claims") or to reimburse Warrantech for such claims.

Great American hereby agrees to pay to Warrantech as partial consideration for entering into this Agreement, 5% of the proceeds Great American receives from Reliance Warranty upon consummation of the RWC Transaction. In addition, upon receipt of the proceeds from Reliance Warranty, Great American shall reimburse Warrantech for all Warrantech Claims previously paid by Warrantech and for which Reliance Warranty has not reimbursed Warrantech.

The Reliance Net Proceeds shall be accounted for by Great American using a method that allows those proceeds to be segregated from other Great American Accounts. The Reliance Net Proceeds shall bear minimum interest at the one year treasury bill rate. Great American shall deliver to Warrantech, on a quarterly basis, documentation in form and substance satisfactory to Warrantech with respect to such account as well as an accounting showing the use of funds therein.

RELIANCE RELIEF FUND.

After consummation of the RWC Transaction, in order to supplement the payment of Warrantech Claims and to secure the indemnity agreement of Warrantech set forth in Paragraph 4 above, Warrantech shall cause the creation of a segregated bank account called the "Reliance Relief Fund," which shall be funded initially with a contribution from Warrantech of $1,100,000. In addition, Warrantech shall make certain payments to the Reliance Relief Fund in accordance with the terms of Exhibit A hereto (the "Reliance Relief Fund Payments"). The Reliance Relief Fund shall be in the name of Warrantech. Once the Reliance Net Proceeds and all interest/investment income with respect to such proceeds have been exhausted as a result of the reimbursement by Great American to Warrantech of Warrantech Claims and/or direct payment of such claims to claimants, the remaining Warrantech Claims shall be paid from the Reliance Relief Fund.

Warrantech shall cause the financial institution at which the Reliance Relief Fund is maintained to allow Great American exclusive access to such account, except as otherwise provided herein. Although the Reliance Relief Fund will be an asset of Warrantech, Great American shall not be permitted to withdraw funds from such account, except upon the occurrence of an Event of Default under the Security Agreement, until such time as the Reliance Net Proceeds, including interest/investment income thereon, has been fully exhausted. Any withdrawals from the Reliance Relief Fund shall be used solely to pay Warrantech Claims until such time as all Warrantech Claims have been paid in full. Warrantech may not withdraw funds from the Reliance Relief Fund without the written consent of Great American. Upon payment in full of all Warrantech Claims, determined in the reasonable commercial discretion of both Great American and Warrantech, Warrantech may withdraw the balance of the funds in the Reliance Relief Fund.

Until such time as the Reliance Relief Fund has been established in accordance with the terms hereof and in form reasonably satisfactory to Great American, the initial contribution made by Warrantech to the Reliance Relief Fund shall be held in a segregated, interest bearing account, by Great American. Great American shall not use such funds until the Reliance Net Proceeds and interest/investment income thereon, has been exhausted to pay Warrantech Claims.

AUDIT RIGHTS.

In addition to any rights granted to Great American under either the Vehicle Service Contract Agreement or Consumer Products Agreement, Great American shall have the right and Warrantech shall permit and authorize, any person, persons or entities designated by Great American, at Great American's expense and as often as Great American may reasonably request upon reasonable notice and during normal business hours, the right to visit, inspect, examine, audit and verify at any of Warrantech's offices or elsewhere, any of the properties, accounts, books, records, financial statements or work papers belonging to or in the possession of Warrantech pertaining to any financial matters related to the operation of the company. Failure by Warrantech to allow Great American access as described herein shall be deemed a material breach of this Agreement.

NO PAYMENT OF DIVIDENDS.

As long as there is any amount owed to Great American under the extended terms of this Agreement set forth in Paragraphs 2 and 3 herein, Warrantech Corporation shall not declare or pay any cash dividends without the prior written consent of Great American, which consent shall not be unreasonably withheld.

SECURITY INTEREST TO GREAT AMERICAN.

In order to secure payment of all amounts due under Paragraphs 2, 3 or 5 of this Agreement, Warrantech hereby grants to Great American a continuing security interest in all of Warrantech's accounts receivable in accordance with the terms of the Security Agreement attached hereto as Exhibit B (the "Security Agreement"). Warrantech further agrees to deliver to Great American a landlord waiver in form and substance satisfactory to Great American, executed by the landlord of Warrantech's facility located at 121 Airport Centre, Bedford, Texas (the "Texas Facility"), granting Great American the right to enter the Texas Facility and remain thereon for a specified period of time.

TERMINATION.

If Warrantech fails to observe or perform any material term of this Agreement or the Service Agreements, or makes or provides any misleading material representation, warranty or certificate to Great American or makes any misleading material representation in any financial statement delivered to Great American, then Great American shall have the right to immediately terminate this Agreement and Warrantech shall be obligated to remit directly to Great American any future money it receives as payment for service contracts. In addition, Warrantech shall immediately pay to Great American any amounts due under Paragraphs 2 and 3 of this Agreement, with interest.

In addition to the grounds for termination stated above, this Agreement will automatically terminate on December 31, 2007, or when all obligations to Great American under Paragraphs 2, 3 and 5 have been paid in full.

Notwithstanding Great American's right to terminate this Agreement as provided herein, unless and until an Event of Default has occurred and is continuing under the Security Agreement, Great American shall not be permitted to exercise its rights thereunder.

STOCK OPTIONS.

Warrantech hereby grants to Great American an option to purchase up to 1,650,000 common shares of Warrantech Corporation at a strike price of $2 per share. The option shall be exercisable no earlier than January 1, 2006, nor later than December 31, 2006, and shall not contain antidilution provisions. In the event that Warrantech stock does not trade above $2 per share for 10 consecutive trading days prior to January 1, 2004, the strike price shall be automatically reduced to $1 per share.

CONFLICT AMONG AGREEMENTS.

In the event of a conflict between the terms of this Agreement and the Service Agreements, then the terms of this Agreement shall control. To the extent that the terms and conditions of the Service Agreements are not affected by this Agreement, those Agreements shall remain in full force and effect.

FINANCIAL RATING OF GREAT AMERICAN.

In the event that the financial rating of Great American as announced by either
A. M. Best or Standard & Poor's drops below A-, Great American hereby agrees that it will, within five (5) business days after written request from Warrantech, place 100% of all unearned Risk Fees into escrow with an independent third party trustee for the sole purpose of paying claims under the Service Agreements and will continue to deposit new premiums (net of loss payments) into the trust described above for so long as either rating remains below A-.

In the event that Warrantech chooses to obtain a different insurance carrier as a result of the rating drop of Great American as described above, Great American hereby agrees that it will cede 100% of all unearned Risk Fees to any such new carrier and/or insured warranty company chosen by Warrantech for a ceding fee equal to 5% plus any premium tax previously paid. Great American will be relieved of all further claim liabilities and obligations for any administrative functions as of the effective date of the cession by both Warrantech and the new carrier and/or insured warranty company.

CONFIDENTIALITY.

The existence, terms and conditions of this Agreement are confidential, and may not be disclosed by either party to any third party (other than each party's accountants, attorneys or other professionals retained by such party) without the prior consent of the nondisclosing party in writing, or by virtue of a court order. To the extent that disclosure is required under applicable securities laws or any financial regulations affected either party, the party required to disclose shall consult with the nondisclosing party in order that the parties can jointly agree on the terms and wording of any disclosure.

NO WAIVER.

The failure of Great American or Warrantech to insist on strict compliance with this Agreement, or to exercise any right or remedy hereunder, shall not constitute a waiver of any rights contained herein nor stop the parties from thereafter demanding full and complete compliance therewith nor prevent the parties from exercising such remedy in the future.

IN WITNESS WHEREOF, the parties have executed this Agreement consisting of this execution page and five (5) prior pages to be effective as of the ___ day of October, 2002.

GREAT AMERICAN INSURANCE COMPANY
GAI WARRANTY COMPANY
GAI WARRANTY COMPANY OF FLORIDA, INC.

By:/s/ Rene' Henderson                                   Date:  10-9-02
-----------------------------
Its:V.P.
Printed Name: Rene' Henderson

WARRANTECH CORPORATION
WCPS OF FLORIDA, INC
WARRANTECH CONSUMER PRODUCT SERVICES, INC.
WARRANTECH HOME ASSURANCE COMPANY, INC.
WARRANTECH HOME SERVICE COMPANY
WARRANTECH AUTOMOTIVE OF FLORIDA INC.
WARRANTECH AUTOMOTIVE, INC.
VEMECO, INC.

By:/s/ Joel San Antonio                                  Date: 10/11/02
-----------------------------
Its: Chairman
Printed Name: Joel San Antonio

                                    EXHIBIT A

                          RELIANCE RELIEF FUND PAYMENTS

Payment Date                 Required Minimum Deposit         Maximum Deposit
------------                 ------------------------         ---------------
From RWC Proceeds                   $1,100,000                  $1,100,000

April 1, 2003                       $  300,000                  $  300,000

July 1, 2003                        $  300,000                  $  300,000

October 1, 2003                     $  300,000                  $  300,000

January 1, 2004                     $  250,000                  $  250,000

April 1, 2004                       $  250,000                  $  250,000

July 1, 2004                        $  250,000                  $  250,000

October 1, 2004                     $  250,000                  $  250,000

January 1, 2005                     $  306,250                  $  600,000

April 1, 2005                       $  306,250                  $  600,000

July 1, 2005                        $  306,250                  $  600,000

October 1, 2005                     $  306,250                  $  600,000

January 1, 2006                     $  306,250                  $  600,000

April 1, 2006                       $  306,250                  $  600,000

July 1, 2006                        $  306,250                  $  600,000

October 1, 2006                     $  306,250                  $  600,000


1.    Minimum Deposit must be made by the Payment Date.

2. Great American will provide quarterly updates to Warrantech of the difference between the projected cumulative losses (from the attached spreadsheet) and the actual cumulative losses ("Shortfall").

3. No adjustment to payment until January 1, 2005 if actual cumulative losses exceed projected cumulative losses ("Shortfall"). Thereafter, if the Shortfall is greater than 10%, remaining payments will be adjusted pro-rata for the Shortfall. If actual cumulative losses are less than projected cumulative losses (excess), adjustment to payment schedule beginning January 1, 2004.

4. Warrantech shall continue to make quarterly payments as provided by the above schedule if any Shortfall exists after the October 1, 2006 payment.

                                 RWC RECOVERIES
                                    SCHEDULE
                                AS OF JUNE 2002

                                            Projections

($ in Millions)         Auto Losses        Auto Refunds       CPS Losses        Interest           Total
                                                                                 @ 4.5%
Quarter Ending          Qtr.   Cum.        Qtr.   Cum.        Qtr.   Cum.      Qtr.   Cum.    Quarter  Cumulative
ITD thru June 2002     $3.54    $3.5       $0.42   $0.4       $1.02   $1.0     $0.00   $0.0    $4.98      $4.98

September 2002         $1.20    $4.7       $0.08   $0.5       $0.30   $1.3     $0.05   $0.0    $1.53      $6.51
December 2002          $1.30    $6.0       $0.07   $0.6       $0.30   $1.6     $0.12   $0.2    $1.55      $8.07
March 2003             $1.25    $7.3       $0.06   $0.6       $0.25   $1.9     $0.10   $0.3    $1.46      $9.52
June 2003              $1.25    $8.5       $0.05   $0.7       $0.25   $2.1     $0.09   $0.4    $1.46     $10.99
September 2003         $1.10    $9.6       $0.04   $0.7       $0.25   $2.4     $0.07   $0.4    $1.32     $12.31
December 2003          $1.10   $10.7       $0.03   $0.8       $0.25   $2.6     $0.05   $0.5    $1.33     $13.64
March 2004             $1.00   $11.7       $0.03   $0.8       $0.20   $2.8     $0.04   $0.5    $1.19     $14.83
June 2004              $0.90   $12.6       $0.03   $0.8       $0.20   $3.0     $0.03   $0.5    $1.10     $15.93
September 2004         $0.90   $13.5       $0.02   $0.8       $0.20   $3.2     $0.01   $0.6    $1.11     $17.04
December 2004          $0.80   $14.3       $0.02   $0.9       $0.20   $3.4             $0.6    $1.02     $18.06
March 2005             $0.70   $15.0       $0.01   $0.9       $0.15   $3.6             $0.6    $0.86     $18.92
June 2005              $0.60   $15.6       $0.01   $0.9       $0.15   $3.7             $0.6    $0.76     $19.68
September 2005         $0.50   $16.1       $0.01   $0.9       $0.15   $3.9             $0.6    $0.66     $20.34
December 2005          $0.40   $16.5       $0.01   $0.9       $0.15   $4.0             $0.6    $0.56     $20.90
March 2006             $0.35   $16.9       $0.00   $0.9       $0.10   $4.1             $0.6    $0.45     $21.35
June 2006              $0.25   $17.1       $0.00   $0.9       $0.10   $4.2             $0.6    $0.35     $21.70
September 2006         $0.25   $17.4       $0.00   $0.9       $0.10   $4.3             $0.6    $0.35     $22.05
December 2006          $0.25   $17.6       $0.00   $0.9       $0.10   $4.4             $0.6    $0.35     $22.40
March 2007             $0.10   $17.7       $0.00   $0.9       $0.00   $4.4             $0.6    $0.10     $22.50
June 2007              $0.10   $17.8       $0.00   $0.9       $0.00   $4.4             $0.6    $0.10     $22.60
September 2007         $0.05   $17.9       $0.00   $0.9       $0.00   $4.4             $0.6    $0.05     $22.65
December 2007          $0.05   $17.9       $0.00   $0.9       $0.00   $4.4             $0.6    $0.05     $22.70

                                     ACTUALS

($ in Millions)              Auto Losses          Auto Refunds           CPS Losses              Interest                  Total

Quarter Ending            Qtr.      Cum.         Qtr.      Cum.         Qtr.      Cum.         Qtr.     Cum.         Qtr.      Cum.
ITD thru June 2002       $3.54     $3.54        $0.42     $0.42        $1.02     $1.02        $0.00     $0.0        $4.98     $4.98

September 2002           $1.40      $4.9        $0.90      $1.3        $0.40      $1.4        $0.50     $0.5        $2.20     $7.18
December 2002                                                                                                       $0.00     $0.00
March 2003                                                                                                          $0.00     $0.00
June 2003                                                                                                           $0.00     $0.00
September 2003                                                                                                      $0.00     $0.00
December 2003                                                                                                       $0.00     $0.00
March 2004                                                                                                          $0.00     $0.00
June 2004                                                                                                           $0.00     $0.00
September 2004                                                                                                      $0.00     $0.00
December 2004                                                                                                       $0.00     $0.00
March 2005                                                                                                          $0.00     $0.00
June 2005                                                                                                           $0.00     $0.00
September 2005                                                                                                      $0.00     $0.00
December 2005                                                                                                       $0.00     $0.00
March 2006                                                                                                          $0.00     $0.00
June 2006                                                                                                           $0.00     $0.00
September 2006                                                                                                      $0.00     $0.00
December 2006                                                                                                       $0.00     $0.00
March 2007                                                                                                          $0.00     $0.00
June 2007                                                                                                           $0.00     $0.00
September 2007                                                                                                      $0.00     $0.00
December 2007                                                                                                       $0.00     $0.00

                             Actuals vs. Projections


                                                                                         Scheduled
($ in Millions)        Totals Cumulative Differences    Scheduled                        Amount for Deposit       Scheduled
                                                        Amount        Interest Income    With Interest Income     Amount for Deposit
Quarter Ending         Dollars ($)   Percentage (%)     Deposited     Allocation         Allocation               Cumulative
ITD thru June 2002         $0.00         0.0%             $1.10           $0.00                  $1.10               $1.10

September 2002             $0.67        13.5%             $0.00           $0.00                  $0.00               $1.10
December 2002             -$8.07                          $0.00           $0.00                  $0.00               $1.10
March 2003                -$9.52                          $0.30           $0.00                  $0.30               $1.40
June 2003                -$10.99                          $0.30           $0.00                  $0.30               $1.70
September 2003           -$12.31                          $0.30           $0.00                  $0.30               $2.00
December 2003            -$13.64                          $0.25           $0.00                  $0.25               $2.25
March 2004               -$14.83                          $0.25           $0.00                  $0.25               $2.50
June 2004                -$15.93                          $0.25           $0.00                  $0.25               $2.75
September 2004           -$17.04                          $0.25           $0.00                  $0.25               $3.00
December 2004            -$18.06                          $0.38           $0.07                  $0.31               $3.38
March 2005               -$18.92                          $0.38           $0.07                  $0.31               $3.75
June 2005                -$19.68                          $0.38           $0.07                  $0.31               $4.13
September 2005           -$20.34                          $0.38           $0.07                  $0.31               $4.50
December 2005            -$20.90                          $0.38           $0.07                  $0.31               $4.88
March 2006               -$21.35                          $0.38           $0.07                  $0.31               $5.25
June 2006                -$21.70                          $0.38           $0.07                  $0.31               $5.63
September 2006           -$22.05                          $0.38           $0.07                  $0.31               $6.00
December 2006            -$22.40                          $0.38           $0.07                  $0.31
March 2007               -$22.50                          $0.38           $0.07                  $0.31
June 2007                -$22.60                          $0.38           $0.07                  $0.31
September 2007           -$22.65                          $0.38           $0.07                  $0.31
December 2007            -$22.70                          $0.38           $0.07                  $0.31

                                                         Adjusted Amount
                                                         for Deposit
($ in Millions)                Maximum Amount            on a Quarterly Basis
                               for Deposit               (Based on Parameters
Quarter Ending                 on a Quarterly Basis      Listed Below)
ITD thru June 2002                $1.10

September 2002                    $0.00
December 2002                     $0.00
March 2003                        $0.30
June 2003                         $0.30
September 2003                    $0.30
December 2003                     $0.25                         0.25
March 2004                        $0.25                         0.25
June 2004                         $0.25                         0.25
September 2004                    $0.25                         0.25
December 2004                     $0.60                      0.30625
March 2005                        $0.60                      0.30625
June 2005                         $0.60                      0.30625
September 2005                    $0.60                      0.30625
December 2005                     $0.60                      0.30625
March 2006                        $0.60                      0.30625
June 2006                         $0.60                      0.30625
September 2006                    $0.60                      0.30625
December 2006                     $0.60
March 2007                        $0.60
June 2007                         $0.60
September 2007                    $0.60
December 2007                     $0.60

                  RWC Assumption Trust for Projected Shortfall

                                                   Scheduled
                           Scheduled                Amount 4                    Maximum             Interest Income
Payment Date               Amount            With I.I. Allocation               Amount                Allocation
------------               ------            --------------------               ------                ----------
From RWC Proceeds         $1,100,000              $1,100,000                 $1,100,000

April 1, 2003               $300,000                $300,000                   $300,000

July 1, 2003                $300,000                $300,000                   $300,000

October 1, 2003             $300,000                $300,000                   $300,000

January 1, 2004             $250,000                $250,000                   $250,000

April 1, 2004               $250,000                $250,000                   $250,000

July 1, 2004                $250,000                $250,000                   $250,000

October 1, 2004             $250,000                $250,000                   $250,000

January 1, 2005             $375,000                $306,250                   $600,000                 $68,750

April 1, 2005               $375,000                $306,250                   $600,000                 $68,750

July 1, 2005                $375,000                $306,250                   $600,000                 $68,750

October 1, 2005             $375,000                $306,250                   $600,000                 $68,750

January 1, 2006             $375,000                $306,250                   $600,000                 $68,750

April 1, 2006               $375,000                $306,250                   $600,000                 $68,750

July 1, 2006                $375,000                $306,250                   $600,000                 $68,750

October 1, 2006             $375,000                $306,250                   $600,000                 $68,750

Quarterly             @ $375,000 to reach     @ $306,250 to reach              $600,000
                         Projected Need          Projected Need

Total thru Oct 2006       $6,000,000              $5,450,000                 $7,800,000                $550,000